Exhibit 99.(14)

Consent of Ernst & Young, Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Comparison of Service Providers” in The Prospectus/Proxy Statement for The Park Avenue Portfolio and the RS Investment Trust, and “Representations and Warranties” in Section 4.1 (g) of the Agreement and Plan of Reorganization included as Appendix A in this Registration Statement on Form N-14 of the RS Investment Trust.

We also consent to the references to our firm under the caption “Financial Highlights” in The Park Avenue Portfolio’s Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information for The Park Avenue Portfolio, dated May 1, 2006, which are incorporated by reference in this Registration Statement on Form N-14 of the RS Investment Trust.

We also consent to the incorporation by reference of our report , dated February 8, 2006, on the audited financial statements and notes thereto for the year ended December 31, 2005 of The Park Avenue Portfolio which is included in December 31, 2005 Annual Report to Shareholders, that is incorporated by reference in this Registration Statement on Form N-14 of the RS Investment Trust.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
June 28, 2006